Exhibit 99.B(d)(11)(iv)

April 28, 2006

Greg Garvin

American Century Investment Management, Inc.

100 Peachtree Ind. Blvd., Suite 6-372

Suwanee, GA 30024

Dear Mr. Garvin:

Pursuant to Sections 3 and 14 of the Investment Sub-Advisory Agreement dated March 29, 2002, as amended, between ING Life Insurance and Annuity Company and American Century Investment Management, Inc. (the “Agreement”) we hereby modify the fees payable to the Sub-Adviser for ING American Century Small-Mid Cap Value Portfolio (formerly ING American Century Small Cap Value Portfolio) (the “Portfolio”), effective April 28, 2006.

Upon your acceptance, the Agreement will be modified to reflect the fee changes to the annual sub-advisory fees for the Portfolio as indicated on Amended Appendix A of the Agreement. The Amended Appendix A, with the annual sub-advisory fees indicated for the Portfolio, is attached hereto.

Please signify your acceptance of the modified fees under the Agreement with respect to the Portfolio by signing below.

Very sincerely,

/s/ Laurie M. Tillinghast

Laurie M. Tillinghast
Vice President
ING Life Insurance and Annuity Company

ACCEPTED AND AGREED TO:
American Century Investment Management, Inc.

By:	/s/ William M. Lyons
Name:	William M. Lyons
Title:	President

AMENDED APPENDIX A

TO

INVESTMENT SUBADVISORY AGREEMENT

BETWEEN

ING LIFE INSURANCE AND ANNUITY COMPANY

AND

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

Portfolios	Annual Subadviser Fee
(as a percentage of average daily net assets)

ING American Century Large Company Value Portfolio and ING American Century Select Portfolio(1)	0.40% on the first $500 million of assets(2) 0.35% on the next $500 million of assets 0.30% on assets in excess of $1 billion

ING American Century Small-Mid Cap Value Portfolio	0.65% on the first $50 million 0.60% on the next $50 million 0.55% on the next $100 million 0.50% on the next $50 million 0.45% on the next $100 million 0.40% on assets thereafter

(1)  These Portfolios and any other large cap U.S. equity portfolios managed by Adviser and sub-advised by Subadviser will be combined and assets aggregated to determine the Annual Subadviser Fee.

(2)  The Annual Subadviser Fee on the first $500 million will be reduced to 0.35% if Adviser’s cumulative U.S. large cap assets under management sub-advised by Subadviser exceed $650 million.